                                                                        EX-10.36

                            FIRST AMENDMENT TO LEASE

         THIS FIRST AMENDMENT TO LEASE ("FIRST AMENDMENT") is made and entered into as of the first day of October, 1999, by and between W9/PC REAL ESTATE LIMITED PARTNERSHIP, a Delaware limited partnership ("LANDLORD"), and IDEC PHARMACEUTICALS CORPORATION, a Delaware corporation ("TENANT").

                                    RECITALS:

         A. Professors Fund I, L.P., an Arizona limited partnership, Managing Agent for All Spectrum Services, Inc., a California corporation ("ORIGINAL LANDLORD"), and IDEC Pharmaceuticals Corporation, a California corporation ("ORIGINAL TENANT"), entered into that certain Lease Agreement dated as of August 13, 1996 (the "LEASE"), whereby Original Landlord leased to Tenant and Tenant leased from Original Landlord the entire building located at 3030 Callan Road, San Diego, California (the "BUILDING"). Landlord is the successor-in-interest to Original Landlord and Tenant is the successor-in-interest to Original Tenant.

         B. By this First Amendment, Landlord and Tenant desire to expand the Premises, extend the Term and to otherwise modify the Lease as provided herein.

         C. Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Lease.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   AGREEMENT:

         1. The Existing Premises. Landlord and Tenant agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord the Premises as described in Section 1.1 of the Lease (the "EXISTING PREMISES").

         2. Expansion of the Premises. All of the space in that certain building located at 3020 allan Road, San Diego, California, consisting of 45,117 rentable square feet, as shown on the site plan attached hereto as Exhibit "A" and made a part hereof, is referred to herein as the "EXPANSION SPACE." Effective as of the Expansion Commencement Date (as defined below), Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Space. Accordingly, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Space and all references to the "Premises" shall mean and refer to the Existing Premises as expanded by the Expansion Space and all references to the "Building" shall include the building within which the Expansion Space is located. Landlord and Tenant stipulate that
(i) the Expansion Space contains 45,117 rentable square feet and (ii) the Existing Premises currently contain 44,754 rentable square feet, but effective as of December 1, 2003, the Existing Premises shall contain 45,883 rentable square feet.

         The "EXPANSION COMMENCEMENT DATE" shall be the date of Substantial Completion of the In provements (as those terms are defined in the Tenant Work Letter attached hereto as Exhibit "B." Landlord may deliver to Tenant a commencement letter confirming the Expansion Commencement Date and the Basic Rent schedule during the Extended Term. Provided that Tenant does not dispute Landlord's determination of the Expansion Commencement Date and the Basic Rent schedule, Tenant agrees to execute and return to Landlord said commencement letter within five (5) business days after Tenant's receipt thereof.

         3. Extended Lease Term. The Term of the Lease shall be extended such that the Lease shall terminate at midnight on the date that is one hundred twenty-three (123) months following the Expansion Commencement Date ("NEW TERMINATION DATE"). The period from the Expansion Commencement Date through the New Termination Date is referred to herein as the "EXTENDED TERM." If the Expansion Commencement Date is not the first day of the month, then the foregoing one hundred twenty-three
(123) month period shall be measured from the first day of the month following the Expansion Commencement Date.

         4. Monthly Basic Rent. During the Extended Term, Tenant shall pay Basic Rent for the entire Premises as follows:

   PERIOD OF EXTENDED TERM               BASIC RENT PER MONTH*
----------------------------             ---------------------
 First partial month, if any                      **
         Months 1-3                              FREE
         Months 4-15                          $123,177.72
        Months 16-27                          $126,873.05
        Months 28-39                          $130,679.24
Month 40 - November 30, 2003                  $134,599.62
 December 1, 2003 - Month 51                  $136,104.72
        Months 52-63                          $140,187.86
        Months 64-75                          $144,393.50
        Months 76-87                          $148,725.30
        Months 88-99                          $153,187.06
       Months 100-111                         $157,782.67
       Months 112-123                         $162,516.15

         During the period from the effective date of this First Amendment through and including one day before the Expansion Commencement Date, Tenant shall continue to pay Basic Rent for the Existing Premises in accordance with the Lease. Notwithstanding that Basic Rent is not payable for months 1-3 of the Extended Term, Tenant shall, during such period, still be responsible for the payment of all of its other monetary obligations under the Lease, including Tenant's Pro Rata Share of Direct Operating Expenses.

         5. Tenant's Pro Rata Share. During the Extended Term, Tenant's Pro Rata Share shall be increased to one hundred percent (100%).

         6. Expansion Space Improvements. The Expansion Space shall be improved by Landlord in accordance with the terms of the Tenant Work Letter attached hereto as Exhibit "B" and n ade a part hereof. Following completion of the Improvements, the Improvements shall be deemed "Tenant Improvements" under the Lease and Tenant shall insure the same pursuant to

------------------
* based on $l.52/sf/mo for 45,117 square feet of space at 3020 Callan Road and $1.22/sf/mo for 44,754 square feet of space at 3030 Callan Road, as adjusted each year to reflect a three percent (3%) annual increase, with an increase in rentable square feet of space at 3030 Callan Road from 44,754 to 45,883, as of December 1, 2003.

** $123,177.72 multiplied by a fraction, the numerator of which is the number of days remaining in the month in which the Expansion Commencement Date occurs (inclusive of the Expansion Commencement Date) and the denominator of which is the number of days in such month.

Section 12.1(b) of the Lease. Except for Landlord's obligations under the Tenant Work Letter, Tenant shall accept the Expansion Space in its as-is condition.

         Notwithstanding the foregoing: (i) nothing contained in this Section 6 shall be deemed to limit Landlord's repair and maintenance obligations under
Section 7.2 of the Lease; (ii) Landlord shall, at its expense, ensure that as of the Expansion Commencement Date (a) the exterior of the Premises (including, without limitation, the roof, exterior walls, foundation and the front door and threshold) is in compliance with all applicable governmental laws, codes, ordinances, rules and regulations, including the ADA (provided, however, if Tenant performs any alterations to the exterior of the Premises, Tenant shall be responsible for such compliance with respect to such alterations) and (b) the central plant portion of the HVAC system (with a capacity of approximately 160 tons) and the plumbing (including, without limitation, drains and sewage lines and, to the extent the same are not being replaced pursuant to the Tenant Work Letter, the sinks, faucets and toilets), electrical, mechanical and other building systems serving the Expansion Space, including, without limitation, the elevator serving the Expansion Space (collectively, the "PRIMARY SYSTEMS") will be in good working order and comply with all applicable governmental laws, codes, ordinances, rules and regulations (except the ADA as it pertains to the interior portions of the Premises); (iii) Landlord shall, at its expense, ensure that the central plant portion of the HVAC system serving the Expansion Space remains in good working condition with a capacity of approximately 160 tons throughout the first year of the Extended Term (however, during said period the cost of normal maintenance and repairs resulting from normal wear and tear may be included as a Direct Operating Expense) and (iv) Landlord shall, at its expense, ensure that the subsurface membrane and related waterproofing and the roof membrane and related counter-flashing are in good working condition as of the Expansion Commencement Date and remain in good working condition throughout the first year of the Extended Term (however, during said period the cost of normal maintenance, but not the cost of repairs, patches or replacements, may be included as a Direct Operating Expense, except that repairs, patches or replacements necessitated by any alterations performed by Tenant may be included as a Direct Operating Expense). Except as provided above, Tenant shall, at its expense, comply with all applicable governmental laws, codes, ordinances, rules and regulations, including requirements of the ADA, with respect to the interior portions of the Expansion Space.

         7. Signage. In addition to Tenant's signage rights currently provided for under the Lease, Tenant shall be entitled to have the exclusive right to install signage at the Project identifying Tenant's name, including building signage and monument signage (the "SIGNAGE"). The graphics, materials, size, color, design, lettering, lighting (if any), specifications and exact locations of the Signage (collectively, the "SIGNAGE SPECIFICATIONS") shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. In addition, the Signage and all Signage Specifications therefor shall be subject to Tenant's receipt of all required governmental permits and approvals and shall be subject to all applicable governmental laws and ordinances. The cost of installation of the Signage, as well as all costs of design and construction of such Signage and all other costs associated with such Signage, including, without limitation, permits, maintenance and repair, shall be the sole responsibility of Tenant. Should the Signage require maintenance or repairs as determined in Landlord's reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant, as Additional Rent, for the reasonable cost of such work. Upon the expiration or earlier termination of this Lease, Tenant shall remove the Signage and repair any damage caused by the installation or removal of the Signage. If Tenant fails to remove the Signage and repair such damage, then Landlord may perform such work, and all reasonable costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within ten (10) days after Tenant's receipt of invoice therefor. The immediately preceding sentence shall survive the expiration or earlier termination of the Lease.

         8. Security Deposit. Tenant has previously deposited with Landlord Forty Two Thousand Five Hundred Sixteen and 30/100 Dollars ($42,516.30) as a Security Deposit under the Lease. Concurrently with Tenant's execution of this First Amendment, Tenant shall deposit with

Landlord an additional Sixty-Eight Thousand Five Hundred Seventy Seven and 84/100 Dollars ($68,577.84), for a total Security Deposit under the Lease of One Hundred Eleven Thousand Ninety Four and 14/100 Dollars ($111,094.14). Landlord shall continue to hold the Security Deposit as increased herein in accordance with the terms and conditions of Section 4.7 of the Lease.

         9. Use. Section 1.9 of the Lease is deleted in its entirety and replaced with the following:

                  Uses allowed by the City of San Diego Scientific Research Zoning Ordinance in effect as of the date of this Lease as the same may be modified from time to time, but excluding any retail or restaurant use except for a cafeteria to be used by Tenant's employees and invitees, and for no other use or purpose."

         10. Option Term. The provisions of Article 42 of the Lease are amended as follows: (i) the "Option" shall consist of two (2) consecutive options to renew and the "Extension" shall consist of two (2) periods of five
(5) years each; (ii) Basic Rent for each Extension shall equal ninety five percent (95%) of the "prevailing market rate" on the commencement date of such Extension; and (iii) the latest date for exercising an Option shall be ten (10) months prior to the expiration of the then-current Term. All references in this First Amendment to the Term or Extended Term shall include any exercised Extension.

         11.      Direct Operating Expenses.

         Section 4.3(b)(ii)(5) of the Lease is hereby deleted in its entirety and replaced with the following:

         "cost of all insurance relating to the Project, including the cost of casualty and liability insurance applicable to the Project, together with Landlord's personal property used in connection therewith, but excluding (a) the cost of any environmental insurance and (b) twenty percent (20%) of the cost of any earthquake insurance. The remaining eighty percent (80%) of the cost of any earthquake insurance shall be included within Direct Operating Expenses."

         Section 4.3(b)(ii)(7) of the Lease is amended by deleting the second sentence.

         Section 4.3(b)(ii) of the Lease is amended by adding the following provision to the end of said Section:

         "Notwithstanding the foregoing, the sum of (i) the wages and salaries expenses for management/administrative employees under Section 4.3(b)(ii)(1) plus (ii) the management fee under Section 4.3(b)(ii)(7) (collectively, the "MANAGEMENT COSTS"), shall be the lesser of (a) the then-current Market Rate or (b) three and one-half percent (3.5%) of Basic Rent. The "MARKET RATE" is the market rate for Management Costs charged by independent third-party property management companies of similar projects in the Sorrento Mesa and Torrey Pines submarkets of San Diego, as determined by Landlord from time to time. If Tenant disputes Landlord's determination of the Market Rate, Tenant may give Landlord written notice thereof (the "DISPUTE NOTICE"). Landlord shall, within thirty (30) days after receipt of the Dispute Notice, obtain bids from at least three (3) property management companies satisfying the criteria set forth above, and the Market Rate shall be deemed to be the average of such bids for a period of one (1) year from Landlord's receipt of the Dispute Notice. After the expiration of such one (1) year period, Landlord may, from time to time, redetermine the Market Rate, subject to Tenant's right to dispute such determination as set forth above."

         12. Refurbishment Allowance. Landlord agrees to contribute the sum ("REFURBISHMENT ALLOWANCE") of up to One Hundred Eighty Three Thousand Five Hundred

Thirty-Two Dollars ($183,532.00) to be used for the costs of the refurbishment of the Tenant Improvements in the Existing Premises incurred by Tenant after the date hereof. Landlord shall only be obligated to make disbursements from the Refurbishment Allowance to the extent costs are incurred by Tenant to refurbish the Tenant Improvements located in the Existing Premises. If the cost of refurbishing such existing Tenant Improvements does not exceed the Refurbishment Allowance, Landlord shall retain the difference. Provided Tenant is not in default under the Lease (and no circumstance exists that would, with notice or lapse of time, or both, constitute a default under the Lease), Landlord shall, on November 30, 2003, disburse the Refurbishment Allowance or so much thereof as Tenant is entitled to, provided that Landlord has received evidence reasonably satisfactory to Landlord of the costs incurred by Tenant with respect to such work. If, on November 30, 2003, Tenant has provided the required evidence of incurred costs but is not entitled to disbursement of the Refurbishment Allowance because Tenant is in default under the Lease or a circumstance exists that would, with the giving of notice or lapse of time, or both, constitute a default under the Lease, then upon the cure of all defaults and circumstances that could give rise to a default, Landlord shall disburse to Tenant the Refurbishment Allowance or so much thereof as Tenant is entitled to. In the event Tenant is entitled to payment of the Refurbishment Allowance, or any portion thereof, in accordance with this Paragraph 12 and Landlord fails to pay the same to Tenant within thirty (30) days following Landlord's receipt of written notice thereof, then Tenant may, in addition to any other remedies available to Tenant, offset the Refurbishment Allowance, or so much thereof as Tenant is entitled to, against the next installment(s) of Basic Rent.

         13. Parking. All of Tenant's parking rights under Article 18 of the Lease shall be on an exclusive basis, rather than on a non-exclusive basis.

         14. Right of First Negotiation. Article 41 of the Lease is deleted.

         15. Defaults. Tenant hereby represents and warrants to Landlord that, as of the date of this First Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that, to Tenant's knowledge, there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant. For purposes of this Paragraph 15, Tenant's knowledge is without investigation and is limited to the actual knowledge of Phil Schneider and Steve Young.

         16. Brokers. Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this First Amendment other than John Burnham & Company ("BROKER"), which Broker shall be compensated by Landlord pursuant to a separate agreement. Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder's fee by any person or entity (other than Broker) who claims or alleges that they were retained or engaged by the indemnifying party or at the request of such party in connection with this First Amendment.

         17. Notices to Landlord. The address for rent payments to Landlord set forth in Article 4 of the Lease is deleted and the following is substituted therefor:

                           W9/PC Real Estate Limited Partnership
                           c/o PM Realty Group
                           5355 Mira Sorrento Place, Suite 290
                           San Diego, California 92121
                           Attention: Mr. Bruce R. Clow

         The addresses for notice to Landlord set forth in Section 19.2 of the Lease are deleted and the following are substituted therefor:

                          W9/PC Real Estate Limited Partnership
                          c/o WCB Properties
                          450 Newport Center Drive, Suite 304
                          Newport Beach, California 92660-7640
                          Attention: Mr. Ronald A Lack
         with a copy to:

                          PM Realty Group
                          5355 Mira Sorrento Place, Suite 290
                          San Diego, California 92121
                          Attention: Mr. Bruce R. Clow

         18. Environmental Indemnity. Landlord represents that, to Landlord's actual knowledge, without duty of inquiry or investigation, and except as set forth in that certain Phase 1 Environmental Site Assessment dated February 26,1998, prepared by Professional Service Industries, Inc., and an addendum thereto dated September 30, 1998 (the "ENVIRONMENTAL ASSESSMENT"), as of the date hereof Landlord is unaware of any Hazardous Substances present in, on, or under the Expansion Space in violation of Environmental Laws except as disclosed by the Environmental Assessment or the Phase I (as defined in Section
37.3 of the Lease). Tenant acknowledges receipt of the Environmental Assessment and the Phase I and agrees to keep the same confidential unless disclosure is required by law or consented to by Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Landlord agrees to indemnify, defend and hold Tenant harmless from and against any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses and expenses (including reasonable attorneys' fees and consultant and expert fees) arising from or related to Hazardous Substances present within, on or under the Expansion Space prior to the Expansion Commencement Date that are in violation of then-existing Environmental Laws, excluding, however, any Hazardous Substances brought onto the Expansion Space by Tenant or any of its agents, employees or contractors.

         19. No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Space and shall remain unmodified and in full force and effect. Effective as of the date hereof, all references to the "Lease" shall refer to the Lease as amended by this First Amendment.

         IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

                                       "Landlord":

                                       W9/PC REAL ESTATE LIMITED
                                       PARTNERSHIP,
                                       a Delaware limited partnership

                                       By: W9/PC, Inc., a Delaware corporation,
                                           general partner

                                       By: /s/ Ronald Lack
                                          -------------------------------------
                                       Print Name: Ronal Lack
                                            Title: Vice President

                                       "Tenant":

                                       IDEC PHARMACEUTICALS CORPORATION,
                                       a Delaware corporation

                                       By: /s/ Phil Schneider
                                           ------------------------------------
                                       Print Name: Phil Schneider
                                            Title: Vice President

                                   EXHIBIT "A"

                                    SITE PLAN

                                  [SITE PLAN]

                             SITE PLAN NOT TO SCALE

                                   EXHIBIT "A"

                                   EXHIBIT "B"

                               TENANT WORK LETTER

                                    SECTION 1

         LANDLORD'S INITIAL CONSTRUCTION IN THE EXPANSION SPACE

         Landlord has previously constructed the base, shell, and core of the Expansion Space (the "BASE, SHELL, AND CORE"). In addition, leasehold improvements to the Expansion Space may have been constructed by or for a previous tenant. Any renovations to the existing leasehold improvements shall be designed and constructed pursuant to this Tenant Work Letter, and the cost of designing and constructing such renovations shall be an Improvement Allowance Item. Nothing in this Tenant Work Letter will be construed as relieving Landlord from its obligations under Paragraph 6 of the First Amendment, which obligations will be performed at Landlord's sole cost and expense.

                                    SECTION 2

                                  IMPROVEMENTS

         2.1 Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the "IMPROVEMENT ALLOWANCE") in the amount of $1,353,510.00 for the costs relating to the design and construction of Tenant's improvements that are permanently affixed to the Expansion Space (the "IMPROVEMENTS"). In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Improvement Allowance. Tenant shall not be entitled to any credit for any unused portion of the Improvement Allowance.

         2.2 Disbursement of the Improvement Allowance. Except as otherwise set forth in this Tenant Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to the disbursement process set forth in the construction contract), only for the following items and costs (collectively, the "IMPROVEMENT ALLOWANCE ITEMS"):

                  2.2.1 Payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Tenant and Tenant's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Tenant Work Letter (with respect to disbursements of the Improvement Allowance for the fees described in this Section 2.2.1 or in Section
2.2.2 below, Landlord shall make such disbursements within thirty (30) days following receipt of an invoice therefor);

                  2.2.2 The payment of plan check, permit and license fees relating to construction of the Improvements;

                  2.2.3    The cost of construction of the Improvements;

                  2.2.4 The cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings or are otherwise required by law as a result of the construction of the Improvements, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

                  2.2.5 The cost of any changes to the Construction Drawings or Improvements required by applicable building code or any other governmental law or regulation (collectively, "(CODE");

                  2.2.6    Sales and use taxes and Title 24 fees;

                  2.2.7 Construction management fees incurred by Landlord in an amount not to exceed $45,000.00; and

                                    SECTION 3

                              CONSTRUCTION DRAWINGS

         3.1 Selection of Architect/Construction Drawings. Tenant has retained McGraw Baldwin (the "ARCHITECT") to prepare the "Construction Drawings," as that term is defined in this Section 3.1. Tenant shall retain engineering consultants reasonably acceptable to Landlord (the "ENGINEERS") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC and lifesafety work in the Expansion Space, together with specifications for sprinkler work. The plans and drawings to be prepared by the Architect and the Engineers hereunder shall be known collectively as the "CONSTRUCTION DRAWINGS." All Construction Drawings shall be subject to Landlord's reasonable approval (in no event may Landlord's disapproval be based upon a requirement that Tenant increase the quality or quantity of any particular component of the Improvements that would result in an increase in the cost of constructing the Improvements unless the same is required to comply with Code). Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

         3.2 Final Space Plan. On or before October 1, 1999, Tenant and the Architect shall prepare the final space plan for the Improvements (collectively, the "FINAL SPACE PLAN"), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver the Final Space Plan to Landlord for Landlord's approval. Landlord shall have two (2) business days following receipt of the Final Space Plan within which to approve or disapprove the Final Space Plan. Landlord's failure to approve or disapprove the Final Space Plan within such two (2) business day period shall be deemed Landlord's approval. If Landlord reasonably disapproves of any portion of the Final Space Plan, the parties shall meet, within two (2) business days after Landlord's disapproval, to agree upon revisions to be made to the Final Space Plan to meet the reasonable satisfaction of Landlord and Tenant. Tenant shall then cause the Architect to promptly revise the Final Space Plan to the form agreed upon in such meeting. Landlord shall then approve or reasonably disapprove the revised Final Space Plan within the same time period as set forth above, and in the case of disapproval, the foregoing process shall be repeated until the Final Space Plan is finally approved by Landlord and Tenant.

         3.3 Final Working Drawings. Within twenty-six (26) days following Landlord's approval of the Final Space Plan (but no earlier than October
27, 1999), Tenant, the Architect arid the Engineers shall submit with the appropriate governmental authorities "permittable" architectural and engineering drawings for the Expansion Space, which drawings shall be based upon, and consistent with, the approved Final Space Plan. Within two (2) weeks following Landlord's approval of the Final Space Plan (but no earlier than November
12, 1999), Tenant, the Architect and the Engineers shall complete the architectural and engineering drawings for the Expansion Space, and the Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "FINAL WORKING DRAWINGS"). The Final Working Drawings shall be based upon, and consistent with, the approved Final Space Plan.

         3.4 Permit Process; Change Orders. Tenant shall coordinate with Landlord in order to allow Landlord, at Landlord's option, to take part in all phases of the permitting process, and shall supply Landlord, as soon as reasonably practicable, with all plan check numbers and dates of submittal. If Tenant desires changes, modifications or alterations in the Final Working

                  2.2.8 All other reasonable costs to be expended by Landlord or Tenant that are directly attributable to the construction of the Improvements (including Tenant's computer and telephone cabling work).

                  In connection with Landlord's construction of the Improvements, Landlord shall, at its sole cost and expense, be responsible for, and in no event shall the Improvement Allowance Items include (and Tenant shall have no responsibility for) the following:

                  (i) Costs attributable to work performed by Landlord prior to Landlord's execution of the First Amendment or improvements installed by Landlord offsite or outside of the Premises unless otherwise provided for by the Construction Drawings (nothing in this clause
                           (i) shall be construed as limiting Landlord's right to pass-through such costs as Direct Operating Expenses to the extent the same are otherwise permissible under the Lease);

                  (ii) Extraordinary costs incurred to remove Hazardous Substances from the Expansion Space or the surrounding area (unless such Hazardous Substances were present due to the conduct of Tenant or its agents, employees or contractors);

                  (iii) Costs applicable to Construction Drawings changes requested by governmental authorities which result from changes requested by Landlord to the extent such changes increase the total cost of the Improvements;

                  (iv) Costs applicable to Construction Drawings changes requested by Landlord to the extent such changes increase the total cost of the Improvements;

                  (v) Attorneys' fees incurred in connection with negotiation of construction contracts or the First Amendment, and attorneys' fees, experts' fees and other costs of legal and arbitration proceedings to resolve construction disputes;

                  (vi) Premiums for payments, performance, mechanics' lien, completion, and other bonds;

                  (vii) Fifty percent (50%) of the premium for any builder's risk insurance for the Improvements obtained by Landlord;

                  (viii) Loan fees, mortgage brokerage fees, interest and other costs of financing construction costs;

                  (ix)     Costs paid for by warranties and insurance;

                  (x) Landlord's prorata share of any restoration costs in excess of insurance proceeds as a consequence of insured casualties;

                  (xi) Penalties and late charges attributable to Landlord's failure to distribute the Improvement Allowance in accordance with this Tenant Work Letter or any contract to which Landlord is a party; and

                  (xii) Costs incurred by Landlord in performing Landlord's obligations under Paragraph 6 of the First Amendment.

                  (xiii) Costs incurred by Landlord to repair any defects in the design, materials and workmanship of the foundation and structural components of the roof and walls of the Expansion Space.

Drawings (including, without limitation, changes in the field), the same may be made only upon the prior verbal or written consent of Landlord, which shall not be unreasonably withheld or delayed. If necessary due to the nature of the change to the Final Working Drawings, prior to commencing any such change, Landlord shall promptly prepare and deliver to Tenant, for Tenant's approval, a change order ("CHANGE ORDER") setting forth the additional time required to perform the change and the total cost of such change, which shall include associated architectural, engineering and Contractor's fees. If Tenant fails to approve such Change Order in writing within two (2) business days after such delivery by Landlord, Tenant shall be deemed to have withdrawn the Change Order and Landlord shall not proceed to perform the change.

         3.5 Time Deadlines. Tenant shall cooperate with (i) the Architect, the Engineers, and Landlord to complete all phases of the Construction Drawings and the permitting process, and (ii) the Contractor, for approval of the "Cost Proposal," as that term is defined in Section 4.2, below, in accordance with the dates set forth herein. Tenant shall meet with Landlord on a weekly basis to discuss Tenant's progress in connection with the same. The applicable dates for approval of items, plans and drawings are referred to as the "TIME DEADLINES". Tenant agrees to comply with the Time Deadlines.

                                    SECTION 4

                     CONSTRUCTION OF THE TENANT IMPROVEMENTS

         4.1 Contractor. Landlord shall retain a contractor reasonably acceptable to Tenant (the "CONTRACTOR") to construct the Improvements. Landlord shall retain Contractor pursuant to a construction contract providing for a commercially reasonable negotiated fee. The form and substance of such construction contract and the amount of such fee shall be subject to Tenant's approval, which approval shall not be unreasonably withheld. Tenant shall approve or disapprove Landlord's selection of Contractor, the construction contract and Contractor's fee within two (2) business days following Landlord's respective submission thereof to Tenant. If Tenant disapproves Landlord's selection of Contractor, the construction contract or the fee, the parties shall meet within two (2) business days after each such disapproval to negotiate in good faith the selection of Contractor, the terms of the construction contract or fee for Contractor, as applicable. Landlord shall cause Contractor to obtain at least three (3) bids (when feasible) from subcontractors from each trade, and select the lowest qualified and responsible bid. Landlord shall promptly submit a copy of all bids received to Tenant. The construction contract shall (i) name Tenant as a third party beneficiary of all construction warranties and guaranties thereunder, (ii) require Contractor to name Tenant as an additional insured under Contractor's public liability insurance policy and (iii) permit the assignment of Landlord's rights thereunder to Tenant in the event Landlord is in default under the Lease as a result of Landlord's failure to perform its obligations under this Tenant Work Letter.

         4.2 Cost Proposal. As soon as practicable after the Final Working Drawings are completed, Landlord shall provide Tenant with a cost proposal in accordance with the Final Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Improvement Allowance Items to be incurred by Tenant in connection with the construction of the Improvements (the "COST PROPOSAL"). Landlord does not guaranty the accuracy of the Cost Proposal. Tenant shall either (i) approve the Cost Proposal within two (2) business days of the receipt of the same, or (ii) notify Landlord within two (2) business days after Tenant's receipt of the Cost Proposal that Tenant will instruct the Architect to revise the Final Working Drawings to reduce the amount of the Cost Proposal, in which case such changes shall be made to the Final Working Drawings in accordance with Section 3.4 above and the revised Working Drawings shall be provided to the Contractor for repricing whereupon Landlord shall revise the Cost Proposal for Tenant's approval. This procedure shall be repeated until the Cost Proposal is up approved by Tenant.

         4.3 Construction of Improvements by Landlord's Contractor under the Supervision of landlord.

                  4.3.1 Over-Allowance Amount. The term "OVER-ALLOWANCE AMOUNT" means the difference between (i) the amount of the Cost Proposal and
(ii) the amount of the Improvement Allowance (less any portion thereof already disbursed by Landlord of in the items that will not materially interfere with Tenant's ability to conduct business in the Expansion Space; (ii) the issuance of a certificate of occupancy (temporary or permanent) for the Expansion Space or other similar evidence of acceptance of the Improvements from the appropriate local governmental authority permitting occupancy of the Expansion Space (e.g., an inspector's sign-off); and
(iii) the Primary Systems are in good working order, with the exception of punch list items that will not materially interfere with Tenant's ability to conduct business in the Expansion Space. Landlord will give Tenant at least five (5) days prior written notice of the date that Landlord anticipates Substantial Completion will occur, and the parties will schedule a mutually acceptable time on or before such anticipated date of Substantial Completion to conduct a walk-through of the Expansion Space and prepare a punch list for the Improvements and the Primary Systems identifying those items that are not in compliance with the requirements of this Tenant Work Letter or Paragraph 6 of the First Amendment. Landlord shall correct all items identified on the punch list with all due diligence.

         5.2      Delay of Substantial Completion. Except as provided in this
Section 5, the Expansion Commencement Date shall occur as set forth in Section 2 of the First Amendment. If there shall be a delay or there are delays in the Substantial Completion as an actual result of any of the following (collectively, "TENANT DELAYS"):

                  5.2.1    Tenant's failure to comply with the Time Deadlines;

                  5.2.2 Tenant's failure to timely approve or disapprove any matter requiring Tenant's approval within the time frames set forth in this Tenant Work Letter;

                  5.2.3 A breach by Tenant of the terms of this Tenant Work Letter or the Lease (Landlord may only claim a Tenant Delay under this Section
5.2.3 if Landlord delivers written notice to Tenant of the existence of such delay within two (2) business days following the date Landlord learns of such delay);

                  5.2.4 Changes in any of the Construction Drawings because the same do not comply with Code or other applicable laws (unless such changes are required as a result of routine plan checks or due to revisions to the Construction Drawings requested by Landlord or due to concealed conditions, defects in the Base, Shell and Core or the performance of Landlord's obligations under Paragraph 6 of the First Amendment);

                  5.2.5 Tenant's request for changes in the Final Working Drawings (including, without limitation, any changes made in order to reduce the amount of the Cost Proposal pursuant to Section 4.2 above);

                  5.2.6 Tenant's requirement for unique materials, components, finishes or improvements which are not readily available (Landlord may only claim a Tenant Delay under this Section 5.2.6 if Landlord delivers written notice to Tenant of the existence of such delay within two (2) business days following the date Landlord learns of such delay); or

                  5.2.7 Any other acts or omissions of Tenant, or its agents, or employees (provided that any Tenant Delay under this Section 5.2.7 shall not be deemed to have commenced until Tenant receives written notice identifying the conduct giving rise to the Tenant Delay).

then, notwithstanding anything to the contrary set forth herein or in the First Amendment and regardless of the actual date of the Substantial Completion, the date of Substantial Completion (for purposes of determining the Expansion Commencement Date) shall be deemed to be the date Substantial Completion would have occurred if no Tenant Delays had occurred. Notwithstanding the foregoing, the first ten (10) days of Tenant Delays will not be a considered Tenant Delays for purposes of determining the Expansion Commencement Date.

                                    SECTION 6

                                  MISCELLANEOUS

         6.1 Tenant's Entry Into the Expansion Space Prior to Substantial Completion. Provided that Tenant and its agents do not interfere with, or delay, Contractor's work in the Expansion Space. Landlord shall allow Tenant access to the Expansion Space prior to the Substantial Completion for the purpose of Tenant viewing construction of the Improvements and installing equipment or fixtures (including Tenant's data and telephone equipment) in the Expansion Space. Prior to Tenant's entry into the Expansion Space as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval (which will not be unreasonably withheld or delayed), which schedule shall detail the timing and purpose of Tenant's entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Project or Expansion Space and against injury to any persons caused by Tenant's actions pursuant to this
Section 6.1.

         6.2 Tenant's Representative. Tenant has designated Robert Dilworth as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

         6.3 Landlord's Representative. Landlord has designated Tom Delaney of Springline Associates, Inc. as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

         6.4 Tenant's Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default under the Lease or this Tenant Work Letter has occurred at any time on or before the Substantial Completion, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Improvements (in which case, Tenant shall be responsible for any delay in the Substantial Completion caused by such work stoppage as set forth in Section 5.2 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease.

         6.5 Tenant's Agents. All of Tenant's agents, contractors, and subcontractors performing work in, or in connection with, the Expansion Space (collectively as "TENANT'S AGENT"), shall be subject to Landlord's reasonable approval (which will be given or denied within one (1) business day after Landlord's receipt of a request therefor).

         6.6 Insurance Requirements. All of Tenant's Agents shall carry liability and Products and Completed Operation Coverage insurance, each in amounts not less than One Million Dollars ($1,000,000.00) per incident, One Million Dollars ($1,000,000.00) in aggregate, and in form and with companies as are required to be carried by Tenant under the Lease, and the policies therefor shall insure Landlord and Tenant, as their interests may appear, as well as Contractor, and shall name as additional insureds all mortgagees of the Project or any other party designated by Landlord. All insurance maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the Landlord and that any other insurance maintained by Landlord is excess and noncontributing with the insurance required hereunder.

         6.7 Failure to Disburse Improvement Allowance. If Landlord fails to timely fund any payment of the Improvement Allowance as required by this Tenant Work Letter, Tenant shall, in addition to all other remedies available to Tenant, be entitled to deliver written notice thereof to Landlord ("PAYMENT NOTICE"). If Landlord still fails to fulfill any such obligation within thirty
(30) days after Landlord's receipt of the Payment Notice and if Landlord fails to deliver written notice to Tenant within such thirty (30) day period explaining Landlord's reasons that the amounts described in Tenant's Payment Notice are not due and payable by Landlord ("REFUSAL NOTICE"), Tenant shall, in addition to all other remedies available to Tenant, be entitled to fund such amount(s) itself and to offset such amount(s) against the next installment(s) of Basic Rent. However, Tenant shall not be entitled to any such offset if Tenant is in default under the Lease (after expiration of any applicable cure period) at the time that such offset would otherwise be applicable. If Landlord delivers a Refusal Notice, and if Landlord and Tenant are not able to agreeon the amounts to be so paid by Landlord, if any, within thirty (30) days after Tenant's receipt of a Refusal Notice, Landlord or Tenant may elect to have such dispute resolved by binding arbitration before a retired judge of the Superior Court of the State of California under the a spices of JAMS/ENDISPUTE (or any successor to such organization) in San Diego Courty, California, according to the then rules of commercial arbitration of such organization. If Tenant prevails in any such arbitration and Landlord fails to fund such amount or reimburse Tenant, as applicable, within thirty (30) days thereafter, Tenant shall, in addition to all other remedies available to Tenant, be entitled to offset the amount determined to be payable by Landlord in such proceeding against the next installment(s) of Basic Rent.

         6.8 Mechanic's Liens. The provisions of Section 7.4 of the Lease shall not be applicable to any mechanic's liens incurred in connection with Landlord's construction of the Improvements, unless a mechanic's lien arises from Tenant's failure to pay the Over-Allowance Amount as required by Section
4.3.1 above.